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        EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

National City Bancshares, Inc.
Earnings per Share Calculation
For the Period Ending September 30

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                                Quarter to Date           Year to Date
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                                1997       1996         1997        1996
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

Net income                   $4,425,000 $3,813,000  $13,375,000 $11,552,000


Primary earnings per share
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Weighted average
  shares outstanding          9,447,479  9,512,031    9,392,569   9,601,860
Common stock equivalents
  due to stock options          155,686          -      134,180           -
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Adjusted shares outstanding   9,603,165  9,512,031    9,526,749   9,601,860

Primary earnings per share        $0.46      $0.40        $1.40       $1.20


Fully diluted
earnings per share
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Weighted average
  shares outstanding          9,447,479  9,512,031    9,392,569   9,601,860
Common stock equivalents
  due to stock options          158,910          -      142,951           -
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Adjusted shares outstanding   9,606,389  9,512,031    9,535,520   9,601,860

Fully diluted
earnings per share                $0.46      $0.40        $1.40       $1.20

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